UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 22, 2016

(Date of Earliest Event Reported)

West Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35846	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2016, the Board of Directors (the “Board”) of West Corporation (the “Company”) increased the size of the Board by one to a total of ten members and, following such increase, elected Jeanette Horan as a member of the Board to a term expiring at the annual meeting of stockholders to be held in 2018.

Ms. Horan has served as a consultant to technology companies since retiring from International Business Machines Corporation (“IBM”), a technology services company, where she served in a variety of leadership roles from 1998 until August 2015. Ms. Horan most recently served as a Managing Director for IBM from June 2014 until her retirement. Ms. Horan’s prior positions for IBM included Chief Information Officer from May 2011 to June 2014, Vice President, Enterprise Business Transformation from July 2006 to May 2011, and Vice President, Development, Software Group from April 1998 to June 2006. Ms. Horan is a member of the Board of Directors of Microvision Inc., an innovative display and imaging solutions company, and recently joined the Supervisory Board of Wolters Kluwer nv, a global provider of information, software and services to professionals.

The Board has determined that Ms. Horan is independent in accordance with the requirements of the NASDAQ Stock Market. Ms. Horan will receive the compensation established by the Company from time-to-time for non-employee directors (excluding non-employee directors affiliated with the Company’s sponsors), including an annual cash retainer fee of $75,000 and an equity grant of shares of the Company’s common stock with a fair market value equal to $100,000.

There are no arrangements or understandings between Ms. Horan and any other persons pursuant to which she was selected as a director, and Ms. Horan has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: April 25, 2016	By:	/s/ Jan D. Madsen
Jan D. Madsen
Chief Financial Officer